UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 10, 2018

KEY ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08038	04-2648081
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 McKinney Street, Suite 1800

Houston, Texas 77010

(Address of principal executive offices and Zip Code)

713-651-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2018, Robert Drummond notified Key Energy Services, Inc. (the “Company”) that he was resigning as President and Chief Executive Officer of the Company. Mr. Drummond’s resignation is effective as of May 11, 2018 (the “Employment Termination Date”).

On May 11, 2018, the Board of Directors of the Company appointed J. Marshall Dodson, the Company’s current Senior Vice President, Chief Financial Officer and Treasurer, as Interim Chief Executive Officer of the Company, effective May 11, 2018. Mr. Dodson is expected to serve as the Interim Chief Executive Officer until the Company completes its search process for a successor Chief Executive Officer. Mr. Dodson will continue to fulfill his responsibilities as Senior Vice President, Chief Financial Officer and Treasurer during the interim period.

Mr. Dodson, age 47, has served as the Company’s Senior Vice President and Chief Financial Officer since 2013. Mr. Dodson joined the Company as Vice President and Chief Accounting Officer on August 22, 2005 and served in that capacity until being appointed Vice President and Treasurer on June 8, 2009. From February 6, 2009, until March 26, 2009, Mr. Dodson served in the additional capacity as interim principal financial officer. Prior to joining the Company, Mr. Dodson served in various capacities at Dynegy, Inc., an electric energy production and services company, from 2002 to August 2005, most recently serving as Managing Director and Controller, Dynegy Generation since 2003. Mr. Dodson started his career with Arthur Andersen LLP in Houston, Texas in 1993, serving most recently as a senior manager prior to joining Dynegy, Inc. Mr. Dodson received a BBA from the University of Texas at Austin in 1993. Mr. Dodson also serves as a director for Enduro Resource Partners LLC, a private exploration and production company.

There are no transactions between Mr. Dodson and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with Mr. Drummond’s resignation, on May 15, 2018, the Company entered into a letter agreement with Mr. Drummond (the “Agreement”) memorializing the terms of Mr. Drummond’s resignation as an employee and officer of the Company. The Agreement provides that (i) following the Employment Termination Date, Mr. Drummond will remain on the Company’s Board of Directors until such date as determined by the Board in its sole discretion, (ii) he will be eligible to receive the same cash compensation for his Board service as is paid to other non-employee directors, prorated for the period of his service as a non-employee director, (iii) his unvested time-based and performance-based restricted stock units are forfeited as of the Employment Termination Date and any of his equity-based awards that were vested as of the Employment Termination Date will continue to be subject to their applicable terms and conditions, (iv) Mr. Drummond will have 90 days following the Employment Termination Date to exercise his vested stock options in accordance with their terms, (v) he will receive payment for base salary, unused vacation and unreimbursed expenses, in each case, to the extent accrued or incurred prior to the Employment Termination Date, and (vi) due to Mr. Drummond’s resignation, he will not be entitled to receive any severance benefits under his existing employment agreement or otherwise. The Agreement further includes an acknowledgement that Mr. Drummond’s existing confidentiality, non-competition and non-solicitation obligations continue to apply in accordance with their terms after the Employment Termination Date.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the press release announcing Mr. Drummond’s resignation and Mr. Dodson’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Letter Agreement, dated as of May 15, 2018, between the Company and Robert Drummond.

99.1	Press release dated May 14, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY ENERGY SERVICES, INC.

Date: May 15, 2018	By:	/s/ Katherine I. Hargis
Katherine I. Hargis
Senior Vice President, General Counsel and Secretary